Exhibit 99a


May 31, 1995
                                                              Gregory T. Caswell
                                           President and Chief Executive Officer
                                                                  Dennis D. Byrd
                            Executive Vice President and Chief Financial Officer
                                                                   (207)774-5000
FOR IMMEDIATE RELEASE
OTC: FICF



First Coastal Corporation (the "Corporation"), the parent company of Coastal Savings Bank of Westbrook, today announced that effective as of May 31, 1995 upon the filing with the Delaware Secretary of State of the amendment to the Corporation's certificate of incorporation (the "Effective Date"), the Corporation effected a one for ten reverse stock split with respect to the issued and outstanding common stock of the Corporation. The reverse stock split was approved by a majority of the outstanding shares of the Corporation's common stock entitled to vote at the Corporation's annual meeting of stockholders held on January 31, 1995.

As a result of the reverse stock split, the number of outstanding shares of common stock was reduced from 6,006,745 shares to approximately 600,674 shares, subject to adjustment due to the purchase of fractional shares. As of the Effective Date, each ten shares of pre-split common stock were reclassified as and changed into one share of post-split common stock of the Corporation.

The Corporation will not issue fractions of shares of post-split common stock. Stockholders who immediately prior to the Effective Date owned a number of shares of pre-split common stock which was not evenly divisible by ten will be entitled, with respect to such fractional interest, to receive an amount equal to the cash value of the fractional share, determined by multiplying the fractional share interest by $3.20, representing the estimated fair market value of a share of post-split common stock as of the Effective Date as determined by the Board of Directors in consultation with the Corporation's financial advisor. Such amount was determined by the Board for the sole purpose of determining fractional share amounts in connection with the reverse stock split, and the Corporation cautions its stockholders that the shares of its common stock may not trade after the Effective Date at or near such amount.

Mellon Securities Trust Company, the Corporation's transfer agent and registrar, has been appointed by the Corporation as exchange agent to act for holders of the Corporation's common stock in implementing the exchange of their certificates. Stockholders of record on the Effective Date will soon be mailed a notice informing them of the effectiveness of the reverse stock split, together with a letter of transmittal. A stockholder will be able to receive certificates for post-split shares of the Corporation's common stock and the cash value of any fractional share interest thereof only by delivering to the exchange agent the certificates representing shares of pre-split common stock and a properly completed and executed letter of transmittal. If the shares are not presented, then the shares will be exchanged at the first time they are presented for transfer. Stockholders should not send in their



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certificates  until the notice and letter of transmittal are received and should surrender their certificates only with such letter of transmittal.

First Coastal Corporation is a Maine-based $147 million bank holding company with Coastal Savings Bank, an FDIC insured, Maine state-chartered savings bank as its principle subsidiary. Coastal has eight banking offices which are located in Cumberland, Sagadahoc and York counties.

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